Exhibit 4.3

FINANCIAL INSTITUTIONS, INC.

2015 LONG-TERM INCENTIVE PLAN

Approved by the MD&C Committee: January 14, 2015

Approved by the Board for Directors: January 28, 2015

Approved by Shareholders: May 6, 2015

FINANCIAL INSTITUTIONS, INC.

2015 LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

(continued)

FINANCIAL INSTITUTIONS, INC.

2015 LONG-TERM INCENTIVE PLAN

Financial Institutions, Inc. (the “Company”) hereby establishes the Financial Institutions, Inc. 2015 Long-Term Incentive Plan (the “Plan”) for the benefit of eligible Employees and Directors.

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its stockholders and to promote the growth and profitability of the Company and its Subsidiaries by (a) providing incentives to certain Employees and Directors of the Company and its Subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business affairs of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) providing certain Employees and Directors with a means to acquire a proprietary interest in the Company, acquire shares of Common Stock, or to receive compensation which is based upon appreciation in the value of Common Stock; and (c) providing a means of obtaining, rewarding, and retaining Employees and Directors.

1.2 Effective & Expiration Date. The Plan shall become effective as of May 6, 2015 (the “Effective Date”), upon the approval of the Plan by the Company’s stockholders on that date. No Award will be granted under the Plan more than ten (10) years after the Effective Date, but all Awards granted on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

1.3 Successor Plan. The Plan is established as a successor to the 2009 Management Incentive Plan and 2009 Directors’ Stock Incentive Plan (the “Prior Plans”). No additional awards shall be made under the Prior Plans after the Effective Date. As provided by Section 4.2, shares of Common Stock authorized under the Prior Plans as of the Effective Date shall be available for issuance or transfer under this Plan. Outstanding awards under the Prior Plans shall continue in effect according to their terms as in effect before the Effective Date (subject to such amendments as the Committee determines, consistent with the Prior Plans, as applicable).

ARTICLE II

DEFINITIONS

2.1 Award. Award shall mean, collectively, the Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Cash Awards, Director Awards, and other equity awards that may be granted under the Plan.

2.2 Award Agreement. Award Agreement shall mean a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award made to such Participant under this Plan, such Award Agreement to be in such form as shall be prescribed by the Committee from time to time.

2.3 Board. Board shall mean the board of directors of the Company.

2.4 Cash Awards. Cash Awards shall mean the cash awards that may be made to an eligible Participant pursuant to Section 6.6.

2.5 Cause. Cause as a reason for the termination of a Participant’s employment shall have the meaning assigned such term in the executive, employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary. If the Participant is not a party to an executive, employment, severance, or similar agreement with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement, Cause shall mean the commission by the Participant of, or the determination by the Board, based on reasonable evidence of misconduct as presented by a law enforcement agency, or as a result of an internal or external audit or investigation, that the Participant has committed: (a) a criminal offense involving the violation of state or federal law; (b) a breach of fiduciary duty; (c) an act of dishonesty, fraud, or material misrepresentation; or (d) any act of moral turpitude which the Board determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations, or which may prevent, because of its demonstrated or demonstrable effect on employees, regulatory agencies, or customers, the Participant from effectively performing his duties. Any reference to the Company in this definition includes each of its Subsidiaries.

2.6 Change in Control. Change in Control shall have the meaning specified in Section 7.2.

2.7 Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other guidance issued thereunder, as such law, regulations, and guidance may be amended from time to time.

2.8 Committee. Committee shall mean the Management Development & Compensation Committee of the Board, each member of which is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, is an “outside director” within the meaning of Code Section 162(m) and meets the independence requirements of the Nasdaq Stock Market listing standards.

2.9 Common Stock. Common Stock shall mean the common stock of the Company, $0.01 par value per share.

2.10 Company. Company shall mean Financial Institutions, Inc., a New York corporation, and its successors and assigns.

2.11 Director. Director shall mean any non-employee member of the board of directors of the Company or a Subsidiary.

2.12 Director Awards. Director Awards shall mean the director awards that may be made to an eligible Director pursuant to Section 6.7.

2.13 Disability. Except as otherwise provided by this Section 2.13, Disability shall have the meaning assigned such term in the executive, employment, severance, or similar agreement, if any, between the Participant and the Company or a Subsidiary, and if the Participant is not a party to an executive, employment, severance, or similar agreement with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement and except as otherwise provided by this Section 2.13, Disability shall have the meaning assigned such term in the long-term disability plan or policy maintained, or if applicable, most recently maintained, by the Company or any Subsidiary for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, or if the determination of Disability relates to an Incentive Stock Option, Disability shall mean the condition described in Code Section 22(e)(3).

2.14 Effective Date. Effective Date shall have the meaning specified in Section 1.2.

2.15 Employee. Employee shall mean an employee of the Company or a Subsidiary.

2.16 Exchange Act. Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.17 Exercise Price. Exercise Price shall mean the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.

2.18 Fair Market Value. Fair Market Value of Common Stock shall mean the closing price of the Common Stock as reported on the Nasdaq Stock Market on the relevant valuation date or, if there were no Common Stock transactions on such day, on the next preceding date on which there were Common Stock transactions.

2.19 Good Reason. Good Reason as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the executive, employment, severance, or similar agreement, if any, between the Participant and the Company or a Subsidiary. If the Participant is not a party to an executive, employment, severance, or similar agreement with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean (a) a material diminution in the Participant’s base salary from the level immediately prior to the Change in Control; or (b) a material change in the geographic location at which the Participant must primarily perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than fifty (50) miles away) from the geographic location immediately prior to the Change in Control; provided, however, no termination shall be deemed to be for Good Reason unless (i) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety (90) days after the initial existence of the occurrence of such facts or circumstances, (ii) to the extent curable, the Company has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (iii) the effective date of the termination for Good Reason occurs no later than one hundred eighty (180) days after the initial existence of the facts or circumstances constituting Good Reason.

2.20 Incentive Stock Option. Incentive Stock Option shall mean an Option to purchase Common Stock which is granted under the Plan with the intention that it qualify as an “incentive stock option” as that term is defined under Code Section 422.

2.21 Incumbent Board. Incumbent Board shall have the meaning specified in Section 7.2(d).

2.22 Indemnified Person. Indemnified Person shall have the meaning specified in Section 5.4(a).

2.23 Involuntary Termination. Involuntary Termination shall mean termination of a Participant’s employment or service by the Company or a Subsidiary without Cause or by the Participant for Good Reason. For avoidance of doubt, an Involuntary Termination shall not include a termination of the Participant’s employment or service by the Company or a Subsidiary for Cause or due to the Participant’s death, Disability, or voluntary resignation other than for Good Reason.

2.24 Non-Qualified Stock Option. Non-Qualified Stock Option shall mean an Option to purchase Common Stock which is granted under the Plan and that is not an Incentive Stock Option.

2.25 Option. Option shall mean a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 6.2.

2.26 Over 10% Owner. Over 10% Owner shall mean an individual who, at the time an Incentive Stock Option is granted to such individual, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

2.27 Participant. Participant shall mean an Employee or Director who has been granted an Award.

2.28 Performance Goal. Performance Goal shall mean a performance goal for a Cash Award, Performance Stock Award or Performance Stock Unit Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), and shall mean a performance goal described in Section 6.6(d).

2.29 Performance Period. Performance Period shall mean a performance period for a Cash Award, Performance Stock Award or Performance Stock Unit Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), and shall mean a performance period described in Section 6.6(c).

2.30 Performance Stock Award. Performance Stock Award shall mean an Award as described in Section 6.4(c).

2.31 Performance Stock Unit Award. Performance Stock Unit Award shall mean an Award as described in Section 6.5(b).

2.32 Plan. Plan shall have the meaning assigned to such term in the Preamble hereof.

2.33 Plan Year. Plan Year shall mean the calendar year.

2.34 Prior Plans. Prior Plans shall have the meaning specified in Section 1.3.

2.35 Replaced Award. Replaced Award shall have the meaning specified in Section 7.1(a).

2.36 Replacement Award. Replacement Award shall have the meaning specified in Section 7.1(a).

2.37 Reporting Person. Reporting Person shall mean an officer or director of the Company or a Subsidiary subject to the reporting requirements of Section 16 of the Exchange Act.

2.38 Restricted Period. Restricted Period shall mean the period of time during which Restricted Stock Awards granted pursuant to Section 6.4 or Restricted Stock Unit Awards granted pursuant to Section 6.5 are subject to restrictions.

2.39 Restricted Stock Award. Restricted Stock Award shall mean an Award of Common Stock subject to restrictions determined by the Committee as described in Section 6.4.

2.40 Restricted Stock Unit Award. Restricted Stock Unit Award shall mean an Award as described in Section 6.5.

2.41 Stock Appreciation Right. Stock Appreciation Right shall mean an Award of a stock appreciation right as described in Section 6.3.

2.42 Strike Price. Strike Price shall mean the measuring price per share of Common Stock for a Stock Appreciation Right used to determine the payment of such Stock Appreciation Right.

2.43 Subsidiary. Subsidiary shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.44 Termination of Employment. Termination of Employment shall mean the termination of the employment or other service relationship between a Participant and the Company and its Subsidiaries, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or retirement, as determined by the Committee pursuant to Section 6.1(i)(3).

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Subject to the limitation on eligibility for Awards of Incentive Stock Options set forth in Section 6.2(g), any Employee or Director of the Company or a Subsidiary, who is selected by the Committee is eligible to receive an Award under the Plan.

3.2 Participation. Unless otherwise determined by the Committee, as a condition precedent to participation in the Plan, each Employee or Director selected to receive an Award shall enter into an Award Agreement with the Company, agreeing to the terms and conditions of the Plan and the Award granted.

ARTICLE IV

STOCK SUBJECT TO PLAN

4.1 Types of Shares. The shares of Common Stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

4.2 Aggregate Limit. Subject to adjustment in accordance with Section 9.1, the maximum number of shares of Common Stock reserved exclusively for issuance upon an award of or exercise or payment pursuant to Awards under the Plan shall be the sum of the following: (a) the number of shares remaining available for issuance under the Prior Plans on the Effective Date; and (b) any shares of Common Stock that are subject to outstanding awards under the Prior Plans on the Effective Date that are subsequently canceled, expired, forfeited, or otherwise not issued or are settled in cash. All or any of this maximum number of shares of Common Stock reserved under the Plan may be issued pursuant to Awards of Incentive Stock Options or pursuant to any one or more other Awards.

4.3 Calculation of Shares.

(a) For purposes of calculating the total number of shares of Common Stock available for grants of Awards hereunder, the following shall apply:

(1) The number of shares of Common Stock available for grants of Awards hereunder shall be reduced by the number of shares for which Awards are actually granted; and

(2) The grant of a Performance Stock Award or Performance Stock Unit Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under such Award.

(b) Shares Added Back. If less than the maximum number of shares of Common Stock which may be issued under a Performance Stock Award or Performance Stock Unit Award are earned and issued, only the number of shares of Common Stock actually issued shall count against the above limit, and the excess of the maximum over the actual number of shares of Common Stock issued shall again become available for grants under the Plan. Further, if any Award under the Plan shall expire, terminate, be canceled (including cancellation upon the Participant’s exercise of a related Award), or is unsettled for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised, unsettled, or forfeited Award, shall not count against the aggregate limitations under Section 4.2 and shall again become available for grants under the Plan.

(c) Shares NOT Added Back. Shares of Common Stock equal in number to the shares tendered or withheld in payment of an Option Exercise Price or in settlement of any other Award, and shares of Common Stock that are tendered or withheld in order to satisfy any federal, state, or local tax liability, shall count against the aggregate limitations in Section 4.2 and shall not become available again for grants under the Plan. Provided further, the full number of shares of Common Stock subject to a Stock Appreciation Right shall count against the above limit, and any shares that were estimated to be used for such purposes and were not in fact so used shall not become available again for grants under the Plan.

(d) Cash settlements of Awards will not count against the above limits.

4.4 Participant Limits.

(a) Subject to adjustment in accordance with Section 9.1, the total number of shares of Common Stock for which Awards may be granted in any Plan Year to any Employee shall not exceed three hundred thousand (300,000) shares of Common Stock.

(b) The aggregate grant date fair value of Awards granted in any Plan Year to any Director shall not exceed one hundred thousand dollars ($100,000); provided, however, such limit shall not apply to Awards granted to Directors pursuant to Section 6.7 in lieu of cash-based director fees that the Director elects to receive in the form of shares of Common Stock equal in value to the cash-based director fees that the Director would otherwise have received.

ARTICLE V

ADMINISTRATION

5.1 Action of the Committee. The Plan shall be administered by the Committee. In administering the Plan, the Committee’s actions, determinations, and interpretations made in good faith shall not be subject to review and shall be final, binding, and conclusive on all interested parties.

5.2 Duties and Powers of the Committee. The Committee shall have the power to grant Awards in accordance with the provisions of the Plan and may grant Awards singly, in combination, or in tandem. Subject to the provisions of the Plan, including the prohibition against repricing set forth in Section 8.3, the Committee shall have the discretion and authority to determine: (a) the Employees and Directors to whom Awards will be granted; (b) the number of shares of Common Stock subject to each Award; (c) the terms and conditions of each Award, including, without limitation, the applicable vesting schedule and forfeiture provisions of the Award, Exercise Price, Strike Price, performance goals, performance periods; Restriction Periods and exercise periods; (d) the acceleration of vesting, exercise, or payment and/or any other consequence under the Award in the event of an occurrence of a Change in Control; and (e) such other matters applicable to an Award as are permissible under the Plan. Except as otherwise required by the Plan, the Committee shall have the authority to interpret and construe the provisions of the Plan and the Award Agreements, and to make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.

5.3 Delegation. The Committee may designate and authorize individual officers or employees of the Company or a Subsidiary who are not members of the Committee to carry out its responsibilities hereunder under such conditions or limitations as the Committee may set, other than its authority and responsibility with regard to Awards granted to a Reporting Person or Awards that are intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). References in the Plan to Committee shall include the individuals to whom the Committee has delegated to the extent of the authority so delegated.

5.4 No Liability; Indemnification.

(a) No Director, member of the Committee, or officer or employee to whom any duty or power relating to the administration or interpretation of the Plan has been delegated (each, an “Indemnified Person”), shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award.

(b) Each Indemnified Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Indemnified Person in connection with or resulting from any claim, action, suit or proceeding to which the Indemnified Person may be a party or in which the Indemnified Person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by the Indemnified Person in settlement thereof, with the Company’s approval, or paid by the Indemnified Person in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided the Indemnified Person shall give the Company an opportunity, at its own expense, to handle, and defend the same before the Indemnified Person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or policies, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE VI

AWARDS UNDER THE PLAN

6.1 Terms and Conditions of All Awards.

(a) Shares and Cash Awards Subject to Grant. The number of shares of Common Stock and/or the amounts of Cash Awards as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the Participant limits in Section 4.4 and Section 6.6.

(b) Award Agreement. Each Award Agreement is subject to the terms of the Plan and any provisions contained in the Award Agreement that are inconsistent with the Plan shall be superseded by the terms of the Plan.

(c) Date of Grant. The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares of Common Stock or amount of cash covered by the Award, and has taken all such other actions necessary to complete the grant of the Award.

(d) Transfer and Exercise. Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during a Participant’s lifetime, only by the Participant, or in the event of the Disability of the Participant, by the Participant or the legal representative of the Participant, or in the event of the death of the Participant, by the legal representative of the Participant’s estate, or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Any transfer or attempted transfer of an Award by a Participant not made in accordance with the Plan and the applicable Award Agreement will be void and of no effect, and the Company will not recognize, or have the duty to recognize, any transfer not made in accordance with the Plan and the applicable Award Agreement, and an Award attempted to be transferred will continue to be bound by the Plan and the applicable Award Agreement.

(e) Payment. Awards for which any payment is due from a Participant including, without limitation, the Exercise Price of an Option or the tax withholding required with respect to an Award pursuant to Section 6.1(g), may be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to:

(i) U.S. dollars by personal check, bank draft, or money order payable to the Company, by money transfer or direct account debits;

(ii) Delivery to the Company of a number of shares of Common Stock having an aggregate fair market value of not less than the aggregate Exercise Price or minimum tax withholding required for the Award;

(iii) Involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T;

(iv) A cashless exercise if and to the extent permissible by applicable law; or

(v) Any combination of the above forms and methods.

(f) Dividend Equivalents. If the Committee so determines and provides in an Award Agreement, Participants may be credited with any dividends paid with respect to the shares of Common Stock underlying an Award (other than an Option or Stock Appreciation Right) in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to such dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash or shares of Common Stock. Notwithstanding the foregoing, any dividend equivalents on an Award the vesting or payment of which is dependent upon the achievement of one or more performance goals shall accrue and be paid only if and to the extent the shares of Common Stock underlying the Award become vested or payable.

(g) Withholding. The Company shall deduct from all cash payments under the Plan the amount of any federal, state, or local taxes required to be withheld. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, or upon the vesting of any Restricted Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy the amount of any federal, state, or local taxes required to be withheld as a condition of and prior to the delivery or release of such shares.

(h) Deferred Compensation. Notwithstanding the Committee’s discretion to determine the terms and conditions of Awards under the Plan, the Committee may require or permit the deferral of the receipt of Awards (other than an Option or Stock Appreciation Right) upon such terms as the Committee deems appropriate and in accordance with the requirements of Code Section 409A.

(i) Treatment of Awards upon Termination of Employment.

(1) All Awards granted under the Plan, including all unexercised Options whether vested or non-vested, shall immediately be forfeited and may not thereafter vest or be exercised in the event a Participant incurs a Termination of Employment for Cause.

(2) Except as otherwise provided by Section 6.1(i)(1), any Award under the Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Subsidiaries may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or as the Committee may otherwise determine to the extent not prohibited by or inconsistent with the provisions of the Plan, taking into consideration such other factors as the Committee determines are relevant to its decision whether to continue an Award.

(3) Subject to Section 6.1(i)(1), the Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

6.2 Options. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option. Each Incentive Stock Option granted under the Plan shall be clearly identified as to its status as an Incentive Stock Option and the applicable Award Agreement shall reflect such status. Subject to the special conditions applicable to Incentive Stock Options set forth in Section 6.2(g) and the special conditions applicable to substitute Options set forth in Section 6.2(f), Options awarded under the Plan shall be subject to the following terms and conditions:

(a) Exercise Price. Subject to adjustment in accordance with Section 9.1, the Exercise Price per share of Common Stock purchasable under any Option shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement; provided, however, the Exercise Price may not be less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(b) Option Term. The exercise period for each Option granted under the Plan shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(c) Conditions to Exercise. The Committee may impose such conditions and restrictions on the exercise of an Option as it may deem appropriate. Each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and for such number of shares of Common Stock as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(d) Exercise of Option. An Option shall be exercised by (i) delivery to the Company of a written notice of exercise (on the form or in the manner specified by the Company for such notice) with respect to all or a specified number of shares of Common Stock subject to the Option, and (ii) payment to the Company of the full amount of the Exercise Price in a manner permissible under Section 6.1(e) and the applicable Award Agreement.

(e) No Rights as a Stockholder. The holder of an Option, as such, shall have none of the rights of a stockholder of the Company with respect to the shares of Common Stock underlying such Option until such time as the Option vests, is exercised and the shares of Common Stock are issued to the holder of the Option.

(f) Special Provisions for Substitute Options. Notwithstanding anything to the contrary in this Section 6.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a corporate transaction, may provide for an Exercise Price and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby; provided, however, the number of shares of Common Stock and the Exercise Price of any Option issued in substitution for an option previously issued by another entity shall be determined in accordance with the requirements of Code Section 409A.

(g) Special Conditions for Incentive Stock Options. Notwithstanding anything to the contrary in Section 6.1 or this Section 6.2, Incentive Stock Options shall be subject to the following terms and conditions:

(i) Incentive Stock Options may only be granted to Employees of the Company or of a Subsidiary that qualifies as a “subsidiary corporation” within the meaning given such term by Code Section 424.

(ii) The aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an Employee during any calendar year (under all plans of the Company and its Subsidiaries) may not exceed one hundred thousand dollars ($100,000); provided, however, if such limitation is exceeded, the portion of such Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

(iii) No Incentive Stock Option may be granted after ten (10) years from the date that the Plan is approved by the Company’s stockholders.

(iv) With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Incentive Stock Option on the date the Incentive Stock Option is granted.

(v) The exercise period for an Incentive Stock Option must be no longer than ten (10) years from the date that the Incentive Stock Option is granted, or in the case of an Incentive Stock Option granted to an Over 10% Owner, the exercise period may be no longer than five (5) years after the date that the Incentive Stock Option is granted.

(vi) For an Incentive Stock Option issued in substitution for an incentive stock option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, both the number of shares of Common Stock and the Exercise Price of the substitute Incentive Stock Option shall be computed in accordance with Code Section 424.

(vii) Incentive Stock Options granted under the Plan are intended to comply with Code Section 422, and the provisions of the Plan and the Award Agreements for any Incentive Stock Options granted under the Plan shall be construed in such manner as to effectuate that intent.

6.3 Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to receive at the time of payment or exercise, for a specified or determinable number of shares of the Common Stock, an amount equal to a percentage (not to exceed 100%) of the excess of Fair Market Value of a share of Common Stock over the applicable Strike Price per share of Common Stock. Each Stock Appreciation Right shall be subject to the following terms and conditions:

(a) Strike Price. Subject to adjustment in accordance with Section 9.1, the Strike Price per share of Common Stock under any Stock Appreciation Right shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement; provided, however, the Strike Price may not be less than the Fair Market Value of the Common Stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

(b) Conditions to Exercise. The Committee may impose such conditions and restrictions on the exercise of a Stock Appreciation Right as it may deem appropriate. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts as determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement.

(c) No Rights as a Stockholder. The holder of a Stock Appreciation Right, as such, shall have none of the rights of a stockholder of the Company with respect to the shares of Common Stock underlying such Stock Appreciation Right until such time as the Stock Appreciation Right vests, is exercised, or paid and the shares of Common Stock are issued to the holder of the Stock Appreciation Right.

(d) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash, shares of Common Stock (valued at the aggregate fair market value), or a combination thereof, as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

6.4 Restricted Stock Awards. Each Restricted Stock Award shall be made in such number of shares of Common Stock, upon such terms and conditions on such shares, for such Restricted Period and with such dividend or voting rights during the Restricted Period as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement. Restricted Stock Awards shall be subject to the following terms and conditions:

(a) Consideration. The Committee may require a payment from the Participant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without any consideration from the Participant other than his service to or on behalf of the Company or its Subsidiaries.

(b) Shares. A Restricted Stock Award granted pursuant to the Plan may be evidenced by book entry or in such manner as the Committee shall determine, and the Committee may take any action it deems necessary or advisable to reflect that the shares of Common Stock that are part of the Restricted Stock Award are subject to its applicable terms, conditions, and restrictions applicable, until the restrictions thereon shall have lapsed.

(c) Vesting. Each Restricted Stock Award shall vest over a Restricted Period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee. Restricted Stock Awards subject to performance goals may be designated as Performance Stock Awards. A Restricted Stock Award may also, in the Committee’s discretion, provide for earlier termination of the Restricted Period in the event of the retirement, death, or Disability of the Participant, or in the event of a Change in Control.

(d) Rights as Stockholder. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, a grant of a Restricted Stock Award shall immediately entitle the Participant to voting and dividend rights with respect to the shares of Common Stock subject to the Award. In addition, the Committee may determine and set forth in an Award Agreement that any dividends or other distributions on the shares of Common Stock subject to the Award be deferred or that the Award be credited with an additional number of shares of Restricted Stock determined using the amount of dividends that would have been paid on the number of shares of Common Stock underlying the Award and the Fair Market Value of a share of Common Stock on the applicable dividend payment date, and in each case subject to the same vesting and forfeiture restrictions that apply to the shares of Common Stock subject to the Award; provided, however, with respect to a Restricted Stock Award the vesting of which is based on the achievement of performance goals, the dividends and other distributions on the shares of Common Stock subject to the Award shall in all cases either (i) be deferred and payment thereof contingent on the vesting of the shares of Common Stock with respect to which such dividends and other distributions are paid, or (ii) be credited with additional shares of Restricted Stock with the same vesting and forfeiture restrictions that apply to the shares of Common Stock subject to the Award with respect to which such dividends and other distributions are paid.

(e) Qualified Performance Awards. The Committee may, but is not required to, structure any Performance Stock Award so as to qualify as “performance-based compensation” under Code Section 162(m) by granting such Award pursuant to and in accordance with the requirements of Section 6.6.

6.5 Restricted Stock Unit Awards. Restricted Stock Unit Awards shall entitle the Participant to receive, at a specified future date or event, payment of a specified number of shares of Common Stock or an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Common Stock at the end of the applicable Restricted Period. Each Restricted Stock Unit Award shall be made in such number of shares of Common Stock, upon such terms and conditions, for such Restricted Period and with such dividend equivalent rights during the Restricted Period as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement. Restricted Stock Unit Awards shall be subject to the following terms and conditions:

(a) Consideration. The Committee may require a payment from the Participant in consideration of a payment of a Restricted Stock Unit Award or may grant a Restricted Stock Unit Award without any consideration from the Participant other than his service to or on behalf of the Company or its Subsidiaries.

(b) Vesting. Each Restricted Stock Unit Award shall vest over a Restricted Period based upon the passage of time or upon the achievement of performance goals (or a combination of both), as determined by the Committee. Restricted Stock Unit Awards subject to performance goals may be designated as Performance Stock Unit Awards. A Restricted Stock Unit Award may also, in the Committee’s discretion, provide for earlier termination of the Restricted Period in the event of the retirement, death, or Disability of the Participant, or in the event of a Change in Control.

(c) No Rights as a Stockholder. The holder of a Restricted Stock Unit Award, as such, shall have none of the rights of a stockholder of the Company with respect to the shares of Common Stock underlying such Restricted Stock Unit Award until such time as the Restricted Stock Unit Award vests, is paid and the shares of Common Stock are issued to the holder of the Restricted Stock Unit Award.

(d) Settlement. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent Fair Market Value, any combination thereof or in any other form of consideration, as determined by the Committee and set forth in the applicable Award Agreement.

(e) Qualified Performance Awards. The Committee may, but is not required to, structure any Performance Stock Unit Award so as to qualify as “performance-based compensation” under Code Section 162(m) by granting such Award pursuant to and in accordance with the requirements of Section 6.6

6.6 Qualified Performance Awards, Including Cash Awards. The Committee may grant Performance Stock Awards, Performance Stock Unit Awards, and/or Cash Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) by conditioning the Award on the attainment of Performance Goals; provided that the Committee shall establish the Performance Goals at such time required under Code Section 162(m), while the outcome of the Performance Goals are substantially uncertain. At the time of the grant of a Cash Award, Performance Stock Award or Performance Stock Unit Award pursuant to this Section 6.6, the Committee will determine the following:

(a) Amount or Number of Shares. Subject to Section 6.6(b), the Committee will determine and specify the dollar value of the Cash Award or the number of shares of the Performance Stock Award or Performance Stock Unit Award that will become payable upon the achievement of specified Performance Goals during a specified Performance Period.

(b) Award Limits. The maximum amount payable under the Plan to a Participant as a Cash Award for any Performance Period that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be five hundred thousand dollars ($500,000) per calendar year. In the case of an Award with a multiyear Performance Period, this dollar limit shall apply separately to each calendar year (or portion thereof) in the Performance Period of such Cash Award. The grant of any Performance Stock Award or Performance Stock Unit Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be subject to the limit set forth in Section 4.4(a).

(c) Performance Period. The Committee will determine at the time of grant of an Award under this Section 6.6, the Performance Period applicable to the Award during which the Performance Goals shall be measured, which may be subject to earlier lapse or other modification in the event of the retirement, death, or Disability of the Participant, or in the event of a Change in Control, provided, however, that no such adjustment will be made where such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m).

(d) Performance Goals. Any grant of an Award under this Section 6.6 will specify one or more Performance Goals established by the Committee which, if achieved, will result in payment of the Award, and may specify in respect of any such specified Performance Goal a minimum acceptable level or levels of achievement and a formula for determining the number of shares or amount of the Award that will be earned if performance is at or above the specified minimum or threshold level or levels, or is at or above the target level or levels, but falls short of the specified maximum level or levels. The grant of an Award under this Section 6.6 will specify that, before the Award will be earned and paid, the Committee must determine and certify that the Performance Goals and other material terms of the Award have been satisfied, and if applicable, the level of performance achieved. Performance Goals shall mean any one or more of the following criteria:

(i) Share price, including market price per share and share price appreciation.

(ii) Earnings, including (a) earnings per share; (b) gross or pre-tax profits; (c) post-tax profits; (d) operating profit; (e) operating earnings; (f) growth in earnings or growth in earnings per share; and (g) total earnings.

(iii) Return on equity, including (a) return on invested capital; (b) return or net return on assets or net assets; (c) return on investment; (d) return on capital; (e) financial return ratios; (f) value of assets; and (g) change in assets.

(iv) Cash flow(s), including (a) operating cash flow; (b) net cash flow; (c) free cash flow; and (d) cash flow on investment.

(v) Revenue, including gross or net revenue and changes in annual revenues.

(vi) Margins, including adjusted pre-tax margin and operating margins.

(vii) Income, including net income and consolidated net income.

(viii) Costs and expenses, including (a) operating or administrative expenses; (b) expense or cost levels; (c) reduction of losses, loss ratios, or expense ratios; (d) reduction in fixed costs; (e) expense reduction levels; (f) operating cost management; and (g) cost of capital.

(ix) Financial ratings, including (a) credit rating; (b) capital expenditures; (c) debt; (d) debt reduction; (e) working capital; (f) capital ratios; (g) average invested capital; and (h) attainment of balance sheet or income statement objectives.

(x) Market share, including (a) volume; and (b) market share or market penetration with respect to specific geographic areas.

(xi) Shareholder return, including (a) total shareholder return; (b) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (c) dividends.

Such Performance Goals may be particular to an Employee or Director or the division, department, branch or line of business, Subsidiary, or other unit in which the Employee works, or may be based on the performance of the Company generally. In addition, the Committee shall, in its discretion and to the extent consistent with Code Section 162(m), if applicable, include or exclude from a Performance Goal any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges

6.7 Director Awards. Subject to the limitations in Section 4.4(b), in addition to the ability of Directors to receive Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, or other Awards under this Article VI, Directors may also (a) receive Awards of outright shares of Common Stock, and (b) be permitted to elect to receive, pursuant to procedures established by the Committee, Awards of outright shares of Common Stock in lieu of cash-based director fees that the Director elects to receive in the form of shares of Common Stock with a fair market value equal to the cash-based director fees that the Director would otherwise have received.

6.8 Other Awards. Subject to applicable law and the limits set forth in Article IV, the Committee may grant to any Participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation shares of Common Stock, notes or other property, as the Committee determines.

ARTICLE VII

CHANGE IN CONTROL

7.1 Effect of a Change in Control. In the event of a Change in Control, unless otherwise set forth in the applicable Award Agreement, or as provided in an executive, employment, severance, or similar agreement, if any, between the Participant and the Company or a Subsidiary, the following acceleration, exercisability, and valuation provisions will apply:

(a) Upon a Change in Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable, and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit, Other Award, or Cash Award will lapse, and each Award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), except to the extent that an Award meeting the requirements of Section 7.1(b) (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 7.1(b) to replace or adjust such outstanding Award (a “Replaced Award”);

(b) An Award meets the conditions of this Section 7.1(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock award for Restricted Stock Award, restricted stock unit award for Restricted Stock Unit Award, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) the federal tax consequences to the Participant holding the Replaced Award of the Replacement Award are not less favorable to such Participant than the federal tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 7.1(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and exemption or compliance of the Replaced Award or Replacement Award from or with Code Section 409A). Without limiting the generality of the foregoing, the Committee may determine the value of Replaced Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value; and

(c) Upon the Involuntary Termination, during the period of two (2) years immediately following a Change in Control, of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before such Involuntary Termination that the Participant also held as of the date of the Change in Control and all stock options and stock appreciation rights that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such stock option or stock appreciation right, whichever period is shorter (provided, however, if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

7.2 Definition. For purposes of this Plan, a “Change in Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(a) There shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company’s common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly owned subsidiary of the Company immediately before the consolidation or merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(b) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(c) Any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company’s then-outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such twenty percent (20%) beneficial owner; or

(d) Individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination and Amendment of Plan.

(a) Subject to the limitations of Section 8.3, the Board may amend or terminate the Plan at any time; provided, however, the Board shall obtain stockholder approval for any amendment to the Plan that increases the number of shares of Common Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the Code or other applicable laws, or the Nasdaq Stock Market listing standards.

(b) Notwithstanding Section 8.1(a), without the consent of the holder of an Award, no such termination or amendment of the Plan may adversely affect the then value of the Award or the rights of the holder of such Award, and with respect to any Award which provides for the deferral of compensation subject to the provisions of Code Section 409A, no termination or amendment of the Plan shall have the effect of accelerating the payment of such Award if and to the extent that such accelerated payment would violate Code Section 409A.

8.2 Amendment of Award Agreements. Subject to the limitations of Section 8.3, the Board or the Committee may amend an Award Agreement at any time, in their sole discretion; provided, however, without the consent of the holder of an Award, no such amendment of an Award Agreement may adversely affect the then value of the Award or the rights of the holder of such Award, and with respect to any Award which provides for the deferral of compensation subject to the provisions of Code Section 409A, no amendment of the Award Agreement shall have the effect of accelerating the payment of such Award if and to the extent that such accelerated payment would violate Code Section 409A.

8.3 No Repricing. Except as provided by Section 9.1, without the approval of the Company’s stockholders, the Exercise Price of an Option or the Strike Price of a Stock Appreciation Right may not be amended or modified after the grant of the Option or Stock Appreciation Right, and an Option or Stock Appreciation Right may not be surrendered or cancelled in consideration of, or in exchange for, cash, other Awards, or the grant of a new Option or Stock Appreciation Right having an Exercise Price or Strike Price below that of the Option or Stock Appreciation Right that was surrendered or cancelled, and without the approval of the Company’s stockholders, neither the Board nor the Committee may take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares of Common Stock are traded.

ARTICLE IX

GENERAL PROVISIONS

9.1 Changes in Capitalization; Merger; Liquidation.

(a) The aggregate number of shares of Common Stock reserved for the grant of Awards, for issuance upon the exercise or payment, as applicable, of each outstanding Award and upon vesting of an Award; the annual limit per Participant; the Exercise Price of each outstanding Option; the Strike Price of each outstanding Stock Appreciation Right and the specified number of shares of Common Stock to which each outstanding Award pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization, or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, or tender offer for shares of Common Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but, except as set forth in this Section, may not otherwise diminish the then value of the Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company or a Subsidiary to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company or a Subsidiary, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company or a Subsidiary, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

9.2 Code Section 409A. Options, Stock Appreciation Rights, Restricted Stock Awards, and Director Awards granted under the Plan are intended to be exempt from Code Section 409A, and Restricted Stock Unit Awards, Cash Awards, dividend equivalents, and all other Awards awarded under the Plan are intended to be exempt from or comply with Code Section 409A, and the Plan, Award Agreements and the terms of Awards shall be administered and interpreted consistent with such intention. In the event any provisions of the Plan or any Award Agreement are determined by the Committee potentially to violate Code Section 409A, such provisions shall be amended, as necessary, to be exempt from or comply with Section 409A; and until adoption of any such amendment, the provisions shall be construed and interpreted, to the extent possible, to be exempt from or comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from or comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

9.3 Right to Terminate Employment or Service. Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant or other service provider of the Company or any of its Subsidiaries or affects the right of the Company or any of its Subsidiaries to terminate a Participant’s employment or services at any time.

9.4 Non-Alienation of Benefits. Except as otherwise expressly provided by the Plan, no Award or benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, encumbrance, or charge; and any attempt to do so shall be void. No such Award or benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

9.5 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration, or qualification of the shares of Common Stock covered by such Award upon any securities exchange or under any federal or state law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares of Common Stock pursuant to such Award may be withheld unless and until such listing, registration, or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Common Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

9.6 FDIA Limitations. Any actions by the Company under the Plan or any Award Agreement must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Company. Specifically, any payments to the Participant by the Company, whether pursuant to the Plan, an Award Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12. U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

9.7 Compensation Recovery Policy. Notwithstanding any provision of the Plan or an Award Agreement, the amount of any cash paid under an Award, any shares of Common Stock granted or issued under an Award, and any amount received with respect to any sale of any such shares of Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time, and the Committee shall include a provision in Award Agreements to give effect to such policy.

9.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

9.9 Choice of Law. The laws of the State of New York shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

9.10 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

9.11 Interpretation. Whenever used in the Plan, nouns in the singular shall include the plural and the plural shall include the singular, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections in the Plan are inserted for convenience and reference only, and they do not constitute part of the Plan.

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FINANCIAL INSTITUTIONS, INC.

Dated: May 6, 2015	By:	/s/ Martin K. Birmingham
	Name:	Martin K. Birmingham
	Title:	President & Chief Executive Officer

Date of Stockholder Approval:            May 6, 2015